Exhibit 10.28

AMENDMENT
TO THE
SECOND AMENDED AND RESTATED NOBLE CORPORATION
1992 NONQUALIFIED STOCK OPTION
AND SHARE PLAN FOR NON-EMPLOYEE DIRECTORS

WHEREAS, Noble Drilling Corporation, a Delaware corporation (“Noble-Delaware”), established the Noble Drilling Corporation 1992 Nonqualified Stock Option Plan for Non-Employee Directors;

WHEREAS, Noble Corporation, a Cayman Islands exempted company limited by shares (“Noble-Cayman”), assumed such plan in connection with the corporate restructuring of Noble-Delaware and subsequently amended such plan (the “Plan”);

WHEREAS, Noble-Cayman has determined that the Plan should be amended to address Internal Revenue Code Section 409A;

WHEREAS, pursuant to the provisions of Section 6.01 of the Plan, the Board of Directors of Noble-Cayman may amend the Plan at any time; and

NOW THEREFORE, Noble-Cayman does hereby amend the Plan, effective as of the close of business on December 31, 2008, as follows:

1. The definition of “Fair Market Value” in Section 1.01(h) of the Plan is hereby amended by adding the following sentence thereto:

“Any grant made under the Plan based on an exercise price equal to ‘Fair Market Value’ as described herein shall be made in accordance with Treasury Regulation §1.409A-1(b)(5)(iv), with the commitment to make such grant being irrevocably specified prior to the beginning of such 10 business day period.”

2. The fourth clause of the second sentence of Section 6.01 of the Plan is hereby amended to read as follows:

“(iv) have the effect of providing for the grant of options to purchase Ordinary Shares at less than the Fair Market Value per share thereof on the applicable Award Date or”

3. Section 6.01 of the Plan is hereby amended by adding the following new paragraph at the end thereof:

“Notwithstanding any provision in the Plan to the contrary, the Plan shall not be amended or terminated in such manner that would cause the Plan or any amounts or benefits payable hereunder to fail to comply with the requirements of Section 409A of the Code, to the extent applicable, and any such amendment or termination that may reasonably be expected to result in such non-compliance shall be of no force or effect.”

4. A new Section 6.05 is hereby added to the Plan:

“6.05 Section 409A. The Plan is intended to comply with Section 409A of the Code, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner that is compliant with the application of Section 409A of the Code. Neither the Company nor the Board shall cause or permit any payment, benefit or consideration to be substituted for a benefit that is payable under the Plan if such action would result in the failure of any amount that is subject to Section 409A of the Code to comply with the applicable requirements of Section 409A of the Code. No adjustment authorized by Section 4.02, Section 5.02 or any other section of the Plan shall be made by the Company or the Board in such manner that would cause or result in the Plan or any amounts or benefits payable hereunder to fail to comply with the requirements of Section 409A of the Code, to the extent applicable, and any such adjustment that may reasonably be expected to result in such non-compliance shall be of no force or effect.”

5. This Amendment shall amend only those provisions of the Plan set forth herein, and those sections, subsections, phrases or words not expressly amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the 31st day of December 2008.

NOBLE CORPORATION

By:      /s/ Julie J. Robertson
Name:      Julie J. Robertson
Title:      Executive Vice President_